EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK MELLON

of One Wall Street, New York, N.Y. 10286
And Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System, at the close of business March 31, 2011, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

Dollar Amounts In Thousands
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	3,060,000
Interest-bearing balances	80,377,000
Securities:
Held-to-maturity securities	3,553,000
Available-for-sale securities	58,636,000
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	38,000
Securities purchased under agreements to resell	954,000
Loans and lease financing receivables:
Loans and leases held for sale	4,000
Loans and leases, net of unearned income	24,852,000
LESS: Allowance for loan and lease losses	449,000
Loans and leases, net of unearned income and allowance	24,403,000
Trading assets	6,394,000
Premises and fixed assets (including capitalized leases)	1,144,000
Other real estate owned	6,000
Investments in unconsolidated subsidiaries and associated companies	982,000
Direct and indirect investments in real estate ventures	0
Intangible assets:
Goodwill	6,421,000
Other intangible assets	1,761,000

Other assets	12,516,000
Total assets	200,249,000

LIABILITIES
Deposits:
In domestic offices	70,588,000
Noninterest-bearing	37,184,000
Interest-bearing	33,404,000
In foreign offices, Edge and Agreement subsidiaries, and IBFs	87,515,000
Noninterest-bearing	2,620,000
Interest-bearing	84,895,000
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	2,977,000
Securities sold under agreements to repurchase	28,000
Trading liabilities	7,066,000
Other borrowed money: (includes mortgage indebtedness and obligations under capitalized leases)	2,571,000
Not applicable
Not applicable
Subordinated notes and debentures	3,490,000
Other liabilities	9,507,000
Total liabilities	183,742,000

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,135,000
Surplus (exclude all surplus related to preferred stock)	8,631,000
Retained earnings	7,173,000
Accumulated other comprehensive income	-782,000
Other equity capital components	0
Total bank equity capital	16,157,000
Noncontrolling (minority) interests in consolidated subsidiaries	350,000
Total equity capital	16,507,000
Total liabilities and equity capital	200,249,000

I, Thomas P. Gibbons, Chief Financial Officer of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Thomas P. Gibbons,
Chief Financial Officer

We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

Robert P. Kelly Gerald L. Hassell Catherine A. Rein	Directors